CounterPath and Oracle Communications to showcase joint
solution at Enterprise Connect 2018 in Orlando

Companies to Demonstrate an “Always Connected” Unified
Communications and Collaboration Experience Across Any Device, Any
Network, Any Call Platform

Orlando, Florida, USA — March 12, 2018 — CounterPath Corporation (NASDAQ: CPAH) (TSX: PATH), a global provider of award-winning over-the-top (OTT) Unified Communications solutions for enterprises and carriers, a Gold level member of Oracle PartnerNetwork (OPN), and Oracle Communications (NYSE: ORCL) will demonstrate an integrated cloud platform and services solution at Enterprise Connect in Orlando. The joint Unified Communications and Collaboration solution will demonstrate an “Always Connected” enterprise experience, from enabling improved quality and reliability of voice calling and messaging to elevating communications to full HD audio/video conference rooms and session management for recording or managing room preferences.

The demo, which brings together Oracle and CounterPath technologies, including Oracle Enterprise Session Border Controller, Oracle Interactive Session Recorder, and Oracle Enterprise Communications Broker with CounterPath Bria, Stretto™ Platform and Stretto Collaboration, can be seen at both the CounterPath booth (#1333) and Oracle booth (#1619) at Enterprise Connect from March 12-14 at the Gaylord Palms Resort in Orlando, Florida.

The theme of this year’s Enterprise Connect conference is helping businesses maximize their investments in communications and collaboration systems, services, apps, and networks. Delivering on this objective, the joint CounterPath and Oracle solution can seamlessly interoperate between communications systems, devices and legacy infrastructure to help enhance enterprise communication capabilities and offers a rich, personalized and secure, user experience that can optimize employee collaboration and productivity.

This joint solution helps ensure that all team members are in an “Always Connected” state regardless of location, device or network, enabling real-time on-the-fly meetings via video, messaging and voice intuitively threaded together. Sessions can be recorded and stored to meet compliance requirements and the solution works with virtually all voice platforms.

Press Release Headline

“Together, Oracle and CounterPath are providing businesses and service providers an out-of-the-box, secure unified communications and collaboration solution that can seamlessly overlay into their existing infrastructure,” said Donovan Jones, President and Chief Executive Officer for CounterPath. “Our highly integrated solution not only provides customers with a future-proof communications infrastructure that can dramatically simplify operations and lower costs but also delights end-users with a rich, customizable experience. We have customers worldwide looking to tie together Oracle’s leading Enterprise Session Border Controller to securely provide connected mobile and collaboration experiences and we are delighted to be showcasing this solution with Oracle at Enterprise Connect.”

“Communications is no longer a stand-alone market, but one that is woven into the very fabric of modern businesses,” said Doug Suriano, Senior Vice President and General Manager, Oracle Communications. “Companies must rethink their communications architecture to not only ensure their employees are ‘always connected,’ but also to reimagine how they interact with and delight today’s digital savvy consumer – whether that's via phone, voice, screen share, mobile device, etc. Technologies from CounterPath and Oracle are enabling this very kind of transformation and providing our customers with a strategic competitive advantage in how people are able to network, communicate, and collaborate.”

The live demonstration will feature:

  Oracle Enterprise Session Border Controller – Delivers SIP voice and unified communications with security, high reliability, and quality.
  Oracle Communications Interactive Session Recorder – Record SIP communications sessions for compliance and easily integrate recording into business applications.
  Oracle Enterprise Communications Broker – Dramatically simplifies complex, multivendor UC networks by centrally managing SIP sessions.
  CounterPath Bria and Stretto Software – Enables the best UC experience over any current deployment featuring a breadth of unified communications capabilities such as: provisioning, user experience metrics, help desk assistant, push notifications, messaging & presence, and collaboration (voice, video, team messaging and screen sharing).

To schedule a meeting, please visit: www.counterpath.com/oracle-enterprise-connect or stop by the CounterPath (1333) or Oracle (1619) booths at Enterprise Connect.

About CounterPath

CounterPath Unified Communications solutions are changing the face of telecommunications. An industry and user favorite, Bria softphones for desktop, tablet and mobile devices, together with Stretto Platform™ server solutions, enable operators, OEMs and enterprises large and small around the globe to offer a seamless and unified over-the-top (OTT) communications experience across both fixed and mobile networks. The Bria and Stretto combination enables an improved user experience as an overlay to the most popular UC and IMS telephony and applications servers on the market today. Standards-based, cost-effective and reliable, CounterPath’s award-winning solutions power the voice and video calling, messaging, and presence offerings of customers such as AT&T, Avaya, BroadSoft, BT, Cisco Systems, Metaswitch Networks, Mitel, NEC, Network Norway, Nokia, Ribbon Communications, Rogers and Verizon. Visit www.counterpath.com.

Press Release Headline

About Oracle PartnerNetwork

Oracle PartnerNetwork (OPN) is Oracle's partner program that provides partners with a differentiated advantage to develop, sell and implement Oracle solutions. OPN offers resources to train and support specialized knowledge of Oracle’s products and solutions and has evolved to recognize Oracle’s growing product portfolio, partner base and business opportunity. Key to the latest enhancements to OPN is the ability for partners to be recognized and rewarded for their investment in Oracle Cloud. Partners engaging with Oracle will be able to differentiate their Oracle Cloud expertise and success with customers through the OPN Cloud program – an innovative program that complements existing OPN program levels with tiers of recognition and progressive benefits for partners working with Oracle Cloud. To find out more visit: http://www.oracle.com/partners

About Oracle

The Oracle Cloud offers complete SaaS application suites for ERP, HCM and CX, plus best-in-class database Platform as a Service (PaaS) and Infrastructure as a Service (IaaS) from data centers throughout the Americas, Europe and Asia. For more information about Oracle (NYSE:ORCL), please visit us at www.oracle.com.

To learn more about Oracle Communications solutions, please connect on Twitter @OracleComms and at http://facebook.com/oraclecommunications, at linkedin.com/showcase/oracle-comms or visit oracle.com/communications.

###

Contacts

Mabel Louie	Katie Barron
Senior Director, Marketing	Director, Corporate Communications
CounterPath	Oracle
email: mlouie@counterpath.com	email: katie.barron@oracle.com